Sun Communities, Inc. Provides Notice of Redemption of 7.125% Series A Cumulative Redeemable Preferred Stock

Southfield, MI, October 13, 2017 - Sun Communities, Inc. (NYSE:SUI) (the “Company”), a real estate investment trust (“REIT”) that owns and operates or has an interest in manufactured housing and recreational vehicle communities, announced today that it has elected to redeem on November 14, 2017 (the “Redemption Date”) all of its outstanding 7.125% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”; NYSE:SUI-PrA; CUSIP No. 866674 203). There are 3,400,000 shares of Series A Preferred Stock outstanding with an aggregate liquidation preference of $85.0 million.

The Company will pay the holders of the Series A Preferred Stock cash in the amount of $25.00 per shares plus any accrued and unpaid distributions up to, but not including, the Redemption Date, without interest, in an amount equal to $0.217708 per share, for a total payment of $25.217708 per share (the “Redemption Price”).

From and after the Redemption Date, dividends on the Series A Preferred Stock will cease to accrue and the only remaining right of the holders of the Series A Preferred Stock will be to receive payment of the Series A Preferred Stock Redemption Price. In addition, because all of the issued and outstanding Series A Preferred Stock are being redeemed, the Series A Preferred Stock will no longer trade on the New York Stock Exchange after the Redemption Date.

A notice of redemption will be mailed on October 13, 2017 to the holder of record of the Series A Preferred Stock. All of the Series A Preferred Stock being called for redemption are held of record by Cede & Co., as nominee of The Depositary Trust Company ("DTC"). Accordingly, the Series A Preferred Stock will be redeemed in accordance with the applicable procedures of DTC. Questions relating to the notice of redemption should be directed to Computershare Trust Company, N.A., the Company's transfer agent and the redemption agent for the redemption of the Series A Preferred Stock (the "Redemption Agent"). The address and telephone number of the Redemption Agent are Computershare Trust Company, N.A., Attn: Corp Actions Relationship Manager, 250 Royall Street Canton, MA 02021; (800) 546-5141.

Sun Communities, Inc. is a REIT that currently owns and operates or has an interest in a portfolio of 348 communities comprising approximately 120,000 developed sites.

For more information about Sun Communities, Inc. visit our website at www.suncommunities.com.

FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500